Exhibit 99.1

GigOptix Reports First Quarter Fiscal Year 2015 Financial Results

•	Q1 FY15 revenue of $9.1 million, up 23 percent from $7.4 million in Q1 FY14, and up from $9.0 million in Q4 FY14. The sequential improvement reinforces the continued strong financial performance of the Company in what is historically a seasonally weaker quarter, and was driven mainly by the increasing demand for 40Gbps high-speed communications devices for Web 2.0 data centers and 100Gbps devices for the new generation Telecom infrastructure installations

•	Highest non-GAAP net income and Adjusted EBITDA for any first quarter in the Company’s history

•	Q1 FY15 non-GAAP net income of $0.7 million, or net income of $0.02 per diluted share, compares with a non-GAAP net loss of $0.7 million, or a net loss of ($0.02) per share, in Q1 FY14, and non-GAAP net income of $0.9 million, or net income of $0.03 per diluted share, in Q4 FY14

•	Q1 FY15 Adjusted EBITDA of $1.4 million compares with Adjusted EBITDA of $47,000 in Q1 FY14 and Adjusted EBITDA of $1.6 million in Q4 FY14

SAN JOSE, Calif. – April 27, 2015 – GigOptix, Inc. (NYSE MKT: GIG), a leading supplier of advanced high-speed semiconductor components for use in long-haul, metro, cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced financial results for its first quarter of fiscal year 2015, which ended March 29, 2015.

First Quarter Fiscal 2015 GAAP Results

Total revenue in the first quarter of fiscal 2015 was $9.1 million. This compares with revenue of $7.4 million in the first quarter of fiscal 2014, and $9.0 million in the fourth quarter of fiscal 2014.

Gross margin was 60 percent in the first quarter of fiscal 2015, compared with 58 percent in the first quarter of fiscal 2014, and 60 percent in the fourth quarter of fiscal 2014.

Net loss in the first quarter of fiscal 2015 was $0.6 million, or a net loss of ($0.02) per share. This compares with a net loss of $1.9 million, or a net loss of ($0.06) per share in the first quarter of fiscal 2014, and a net loss of $1.1 million, or a net loss of ($0.03) per share, in the fourth quarter of fiscal 2014.

Cash and cash equivalents as of March 29, 2015 were $17.7 million.

First Quarter Fiscal 2015 Non-GAAP Results1

Non-GAAP net income for the first quarter of fiscal 2015 was $0.7 million, or net income of $0.02 per diluted share. This compares with a non-GAAP net loss of $0.7 million, or net loss of ($0.02) per diluted share in the first quarter of fiscal 2014, and non-GAAP net income of $0.9 million, or $0.03 per diluted share in the fourth quarter of fiscal 2014.

Non-GAAP gross margin for the first quarter of fiscal 2015 was 62 percent, compared with 60 percent in the first quarter of fiscal 2014 and 62 percent in the fourth quarter of fiscal 2014.

Adjusted EBITDA1 for the first quarter of fiscal 2015 was $1.4 million. This compares with Adjusted EBITDA of $47,000 in the first quarter of fiscal 2014, and Adjusted EBITDA of $1.6 million in the fourth quarter of fiscal 2014.

“Our strong financial performance in the first quarter of 2015 represents the most profitable first quarter in our Company’s history. An overall 6 percent sequential increase in our product revenue, and 28 percent increase compared with the first quarter of 2014, in what is historically a seasonally weaker quarter in our industry, led this improvement,” said Dr. Avi Katz, Chairman and Chief Executive Officer of GigOptix, Inc. “The continuous demand for our 40Gbps devices for enhanced data center infrastructure installations, and for our 100Gbps coherent linear devices for new Telecom infrastructure installations, combined with our stable Industrial/ASIC product sales, drove our stronger than expected results.

“At the recent OFC conference a few weeks ago, we featured several new Datacom and Telecom 100Gbps and 400Gbps products, all of which have already been accepted by leading Telecom and Datacom customers, and which will be the main drivers of our expected continuous revenue growth this year. In addition, we are releasing new products in our High-Speed Communications product lines, including our first 100Gbps linear TIA, which will be shortly available for sampling by key Telecom customers. These products will expand on our already strong position in areas within the Telecom and data-center markets that are quickly moving to 400Gbps and 100Gbps platforms, respectively. In our Industrial business, we recently announced the launch of new power management mixed-signal ASIC products to address high-end applications in the automotive industry. This represents a new and complimentary business approach with our ASIC technology wherein we initiate engagements for sophisticated mixed-signal, RF and optical ASIC devices that leverage on our skills in high-speed and high-frequency RF device design. Additionally, these engagements expand upon our ASIC design knowledge and should open up new opportunities in what is a very stable and highly profitable segment of our business,” said Dr. Katz.

“With a strong start to our fiscal 2015, a solid backlog for the coming quarter and encouraging revenue projections for the rest of the year, we have increasing confidence that our financial performance this year will result in record revenue, and non-GAAP and Adjusted EBITDA profitability, while at the same time getting us closer to achieving our next goal of delivering GAAP profitability,” said Dr. Katz.

Financial Outlook

“The positive momentum we have seen in the last year should continue into the June quarter with revenue expected to be in the range of $9.3 million to $9.5 million, or up 3 percent to 5 percent sequentially,” said Darren Ma, Vice President and Chief Financial Officer of GigOptix, Inc. “While it is still early in our fiscal year, we reinforce our previous forecast of annual revenue to be approximately $37 million to $38 million, or growing approximately 14 percent over the prior year.”

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its first quarter fiscal 2015 financial results and business outlook. Investors and other interested parties may access the call by dialing (719) 457-2661. No passcode is needed for the live call. The replay dial-in number is (858) 384-5517, and the passcode is 8906000. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website at http://www.gigoptix.com.

1 Non-GAAP Measures—GigOptix reports revenue, gross margin, operating expense, operating income and net loss on a Generally Accepted Accounting Principles (GAAP) and non-GAAP basis. In addition, it reports Adjusted EBITDA. These non-GAAP measures are provided to enhance investors’ overall understanding of GigOptix financial performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of these GAAP to non-GAAP measurements and Adjusted EBITDA for the 3 months ended March 29, 2015 and March 30, 2014 can be found in the “Reconciliation of GAAP to Non-GAAP Financial Information” table attached to this press release.

About GigOptix, Inc.

GigOptix, Inc., (NYSE MKT: GIG) is a leading fabless supplier of high-speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. Its products portfolio addresses emerging telecom long-haul and metro applications, datacom cloud and data center connectivity, point-to-point backhaul wireless applications, and interactive interfaces for consumer electronics. The Company offers a broad portfolio of high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz, and drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks.

GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support, from swift introduction of new product through its ASIC SunriseTM program to extension of legacy products through its GigOptix Sunset RescueTM program.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding our growth, opportunities, continued traction, contracts, improvements and our statements under the heading “Financial Outlook.” Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to extend product offerings into new areas or products, the ability to commercialize licensed technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to control our costs of goods sold, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently acquired or produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, and to do so in an efficient manner, the ability to pursue and attract other merger and acquisition opportunities, our ability to enforce intellectual property rights and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s filings with the SEC, and in the Company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Investors

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com

(TABLES TO FOLLOW)

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GIGOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 29, 2015	December 31, 2014	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$17,664	$18,438	$(774)	(4%)
Accounts receivable, net	8,254	7,955	299	4%
Inventories	5,978	5,139	839	16%
Prepaid and other current assets	738	433	305	70%

Total current assets	32,634	31,965	669	2%
Property and equipment, net	2,134	1,916	218	11%
Intangible assets, net	2,171	2,394	(223)	(9%)
Goodwill	10,395	10,306	89	1%
Restricted cash	54	53	1	2%
Other assets	123	116	7	6%

Total assets	$47,511	$46,750	$761	2%

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,773	$2,731	$42	2%
Accrued compensation	1,269	730	539	74%
Other current liabilities	2,784	2,902	(118)	(4%)

Total current liabilities	6,826	6,363	463	7%
Pension liabilities	335	326	9	3%
Other long-term liabilities	634	556	78	14%

Total liabilities	7,795	7,245	550	8%

Stockholders' Equity
Common stock	33	32	1	3%
Additional paid-in capital	144,487	143,661	826	1%
Treasury stock, at cost; 701,754 shares as of March 29, 2015 and December 31, 2014	(2,209)	(2,209)	—	0%
Accumulated other comprehensive income	305	285	20	7%
Accumulated deficit	(102,900)	(102,264)	(636)	1%

Total stockholders' equity	39,716	39,505	211	1%

Total liabilities and stockholders' equity	$47,511	$46,750	$761	2%

GIGOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 29, 2015%		March 30, 2014%
Total revenue	$9,060	100%	$7,386	100%
Total cost of revenue	3,667	40%	3,126	42%

Gross profit	5,393	60%	4,260	58%

Research and development expense	3,248	36%	3,742	51%
Selling, general and administrative expense	2,770	31%	2,398	32%

Total operating expenses	6,018	66%	6,140	83%

Loss from operations	(625)	-7%	(1,880)	-25%
Interest expense, net	(3)	0%	(17)	0%
Other income, net	1	0%	10	0%

Loss before provision for income taxes	(627)	-7%	(1,887)	-26%
Provision for income taxes	9	0%	10	0%

Net loss	$(636)	-7%	$(1,897)	-26%

Basic and diluted net loss per share	$(0.02)		$(0.06)
Weighted average number of shares used in basic and diluted net loss per share calculation	32,525		31,435

GIGOPTIX, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 29, 2015%		March 30, 2014%
Total revenue	$9,060	100%	$7,386	100%
Total cost of revenue	3,482	38%	2,947	40%

Gross profit	5,578	62%	4,439	60%

Research and development expense	2,993	33%	3,467	47%
Selling, general and administrative expense	1,859	21%	1,619	22%

Total operating expenses	4,852	54%	5,086	69%

Income (loss) from operations	726	8%	(647)	-9%
Interest expense, net	(3)	0%	(17)	0%
Other income (expense), net	1	0%	10	0%

Income (loss) before provision for income taxes	724	8%	(654)	-9%
Provision for income taxes	9	0%	10	0%

Net income (loss)	$715	8%	$(664)	-9%

Basic net income (loss) per share	$0.02		$(0.02)
Diluted net income (loss) per share	$0.02		$(0.02)
Weighted average number of shares used in basic net income (loss) per share calculation	32,525		31,435
Weighted average number of shares used in diluted net income (loss) per share calculation	32,909		31,435

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,
	March 29, 2015	March 30, 2014
GAAP Total cost of revenue	$3,667	$3,126
Stock-based compensation	(82)	(76)
Amortization of intangible assets	(103)	(103)

Non-GAAP Total cost of revenue	$3,482	$2,947

GAAP Gross profit	$5,393	$4,260
Stock-based compensation	82	76
Amortization of intangible assets	103	103

Non-GAAP Gross profit	$5,578	$4,439

GAAP Operating expenses	$6,018	$6,140
Stock-based compensation	(807)	(934)
Amortization of intangible assets	(120)	(120)
Acquisition and strategic activities related costs	(239)	—

Non-GAAP Operating expenses	$4,852	$5,086

GAAP Loss from operations	$(625)	$(1,880)
Stock-based compensation	889	1,010
Amortization of intangible assets	223	223
Acquisition and strategic activities related costs	239	—

Non-GAAP Income (loss) from operations	$726	$(647)

GAAP Net loss	$(636)	$(1,897)
Stock-based compensation	889	1,010
Amortization of intangible assets	223	223
Acquisition and strategic activities related costs	239	—

Non-GAAP Net Income (loss)	$715	$(664)

Adjusted EBITDA reconciliation:
Loss from operations	$(625)	$(1,880)
Depreciation and amortization	890	917
Stock-based compensation	889	1,010
Acquisition and strategic activities related costs	239	—

Adjusted EBITDA	$1,393	$47